Exhibit 99.3

Risk factors

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering memorandum before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section titled “Forward-looking statements.”

Risks relating to our business

Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful.

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on the demand for traditional print media, including our products and those of our customers. Neither the timing nor the extent of those trends can be predicted with certainty. Our newspaper, magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television, electronic readers and the Internet, instead of newsprint, coated papers, uncoated specialty papers or other products made by us. The demand for certain of our products weakened significantly over the last several years. For example, RISI indicates that North American newsprint demand has been in decline for several years and has experienced annual declines of 5.5% in 2005, 6.1% in 2006, 10.3% in 2007, 11.2% in 2008 and 25.3% in 2009. We have seen a continued decline in newspaper demand in 2010 and RISI further indicates that these declines in newsprint demand could continue beyond 2010 due to conservation measures taken by publishers, reduced North American newspaper circulation, less advertising and substitution to other uncoated mechanical grades.

One of our responses to the declining demand for our products has been to curtail our production capacity. If demand continues to decline for our products, it may become necessary to curtail production even further or permanently shut down even more machines or facilities. Curtailments or shutdowns could result in goodwill or asset impairments and additional cash costs at the affected facilities, including restructuring charges and exit or disposal costs, and could negatively impact our cash flows and materially affect our results of operations and financial condition.

Currency fluctuations may adversely affect our results of operations and financial condition, and changes in foreign currency exchange rates can affect our competitive position, selling prices and manufacturing costs.

We compete with North American, European and Asian producers in most of our product lines. Our products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of our manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden and certain Asian countries, will significantly affect our competitive position compared to many of our competitors.

We are sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on our production and sales volume, the proportion of our production and sales that occur in Canada, the proportion of our financial assets and liabilities denominated in Canadian dollars, our hedging levels and the magnitude, direction and duration of changes in the exchange rate. We expect exchange rate fluctuations to continue to impact costs and revenues; however, we cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last two years, the relative value of the Canadian dollar ranged from US$1.02 in March 2008 to US$0.77 in October 2008 and increased back to US$0.95 as of December 31, 2009. Based on exchange rates and operating conditions projected for 2010, and prior to the impact of our Plans of Reorganization, we project that a one-cent increase in the Canadian-U.S. dollar exchange rate would decrease our pre-tax income (loss) for 2010 by approximately $18 million.

If the Canadian dollar continues to remain strong or gets stronger versus the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in our evaluation of long-lived assets for impairment and, consequently, result in asset impairment charges.

We face intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

We compete with numerous forest products companies, many of which have great or greater financial resources than we do. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than we do. The markets for our products are all highly competitive. Actions by competitors can affect our ability to sell our products and can affect the volatility of the prices at which our products are sold. While the principal basis for competition is price, we also compete on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among our customers. With fewer customers in the market for our products, our negotiation position with these customers could be weakened. In addition, the Creditor Protection Proceedings may be used by our competitors in an attempt to divert our existing customers or may discourage future customers from purchasing our products under long-term agreements.

In addition, our industry is capital intensive, which leads to high fixed costs. Some of our competitors may be lower-cost producers in some of the businesses in which we operate. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which may result in lower prices, volumes or both for our exported products. We believe that new hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of our hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect our competitive position in the products we manufacture and consequently, our sales, operating income and cash flows. We may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, our products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations.

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our products. Most of our paper and wood products are commodities that are widely available from other producers and even our coated and specialty papers are susceptible to these fluctuations. Because our commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products we manufacture and distribute and consequently, our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide. In 2008 and 2009, we experienced lower demand and decreased pricing for our wood products due to a weaker U.S. housing market. As a result, during 2008, we announced the curtailment of annualized capacity of approximately 1.3 billion board feet of lumber in the provinces of Quebec and British Columbia and during 2009, we continued our wood products’ operating rate at extremely low levels. We are not expecting any significant improvements in the U.S. housing market in 2010 and there is significant uncertainty with respect to near-term prospects for recovery in the market. Curtailments or shutdowns could result in asset impairments at the affected facilities and could materially and adversely affect our results of operations or financial condition.

Our degree of leverage upon emergence may limit our financial and operating activities.

As of June 30, 2010, after giving effect to the Transactions, our total debt would have been approximately $1.1 billion (excluding $52 million of undrawn letters of credit issued under our new ABL Credit Facility and $548 million of additional undrawn revolving commitments under our new ABL Credit Facility). Our historical capital requirements have been considerable and our future capital requirements could vary significantly and may be affected by general economic conditions, currency exchange rates, industry trends, performance, interest rates and many other factors that are not within our control. Subject to the limits contained in the credit agreement governing our ABL Credit Facility, the indenture governing the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Our substantial level of indebtedness has, in the past, had and could, in the future, have important consequences, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, product developments, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the ABL Credit Facility, will be at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in our industry;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indentures governing the notes and the Convertible Notes and the credit agreement governing our new ABL Credit Facility contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debts.

Our operations require substantial capital and we may not have adequate capital resources to provide for all of our capital requirements.

Our businesses are capital intensive and require regular capital expenditures in order to maintain our equipment, increase our operating efficiency and comply with environmental laws. In addition, significant amounts of capital may be required to modify our equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of our current products. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. Current global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. Our indebtedness upon emergence from the Creditor Protection Proceedings could adversely affect our financial health, limit our operations and impair our ability to raise additional capital. See “—Our degree of leverage upon emergence may limit our financial and operating activities” above. We may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as we require, we may become unable to manufacture products that compete effectively. At this time, we cannot predict the impact of the Creditor Protection Proceedings on our capital expenditure program. An inability to make required capital expenditures in a timely fashion could have a material, adverse effect on our growth, business, financial condition and results of operations.

We may not be successful in implementing our strategies to increase our return on capital.

We are targeting a higher return on capital, which may require significant capital investments with uncertain return outcomes. Our strategies include improving our business mix, reducing our costs and increasing operational flexibility, targeting export markets with better newsprint demand and exploring strategic alternatives. There are risks associated with the implementation of these strategies, which are complicated and involve a substantial number of mills, machines, capital and personnel. To the extent we are unsuccessful in achieving these strategies, our results of operations may be adversely affected.

Our manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material we use in our business. We use both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for our paper mills. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by Aboriginal groups and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our outstanding timber from natural disasters or other causes.

Wood fiber is a commodity and prices historically have been cyclical, are subject to market influences and may increase in particular regions due to market shifts. Pricing of recycled fiber is also subject to market influences and has experienced significant fluctuations. During the last two years, the prices of old newspapers have ranged from a high of $195 average per ton during the third quarter of 2008 to a low of $76 average per ton during the first quarter of 2009 and averaged $131 per ton during the fourth quarter of 2009. There can be no assurance that prices of recycled fiber will remain at their current level or at levels that are economic for us to use. Any sustained increase in fiber prices would increase our operating costs and we may be unable to increase prices for our products in response. Such condition could have a material adverse effect on our profitability, results of operations and financial condition.

There can be no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected. If our cutting rights pursuant to the forest licenses or forest management agreements are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to us, our financial condition or operating results could suffer.

An increase in the cost of our purchased energy and other raw materials would lead to higher manufacturing costs, thereby reducing our margins.

Our operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. We buy energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market.

The prices for raw materials and energy are volatile and may change rapidly, directly affecting our results of operations. The availability of raw materials and energy may also be disrupted by many factors outside our control, adversely affecting our operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices every year since 2005 have exceeded long-term historical averages. As a result, fluctuations in energy prices will impact our manufacturing costs and contribute to earnings volatility.

We are a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and forest diseases or infestation could affect our financial condition or results of operations. The volume and value of timber that we can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes. Also, we can provide no assurance that we will be able to maintain our rights to utilize water or to renew them at conditions comparable to those currently in effect.

For our commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine our ability to increase prices. Consequently, we may be unable to pass along increases in our operating costs to our customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines.

The global financial crisis and economic downturn could continue to negatively impact our liquidity, results of operations and financial condition and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

The current financial crisis and economic downturn has adversely affected economic activity globally. Our operations and performance depend significantly on worldwide economic conditions. Customers across all our businesses have been delaying and reducing their expenditures in response to deteriorating macroeconomic and industry conditions and uncertainty, which has had a significant negative impact on the demand for our products and therefore the cash flows of our businesses, and could continue to have a negative impact on our liquidity and capital resources.

Our newsprint, coated papers and specialty papers demand has been and is expected to be negatively impacted by higher unemployment and lower gross domestic product growth rates. We believe that some consumers have reduced newspaper and magazine subscriptions as a direct result of their financial circumstances in the current economic downturn, contributing to lower demand for our products by our customers. Additionally, advertising demand in magazines and newspapers, including classified advertisements, automotive dealerships and real estate agencies, have been impacted by higher unemployment, lower automobile sales and the distressed real estate environment. Lower demand for print advertisements leads to less pages in newspaper, magazines and other advertisement circulars and periodicals, decreasing the demand for our products. Furthermore, consumer and advertising driven demand for our paper products may not recover, even with an economic recovery, as purchasing habits may be permanently changed with a prolonged economic downturn.

The economic downturn has had a profoundly negative impact on the U.S. housing industry, which sets the prices for many of our lumber and other wood based products. U.S. housing starts declined from approximately 1,355,000 in 2007 to approximately 554,000 in 2009, reflecting a 59% decline, according to the U.S. Census Bureau. With this low level of primary demand for our lumber and other wood based products, our business and others in the industry may be cash flow negative until there is a meaningful recovery in new residential construction demand. With less demand for saw logs at saw mills throughout North America and lower saw log prices, our timberland values may have declined, impacting some of our financial options. Additionally, with less lumber demand, saw mills have generated less sawdust and wood chips and shavings that we and our competition use for fiber for our mills. The price of sawdust and wood chips for our mills that need to purchase their furnish on the open market may also continue to be at elevated levels, until there is a meaningful recovery in new residential demand in the U.S.

Changes in laws and regulations could adversely affect our results of operations.

We are subject to a variety of foreign, federal, state, provincial and local laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights and the environment. Changes in these laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by us and adversely affect our results of operations. For example, changes in environmental laws and regulations have in the past, and could in the future, require us to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. Environmental laws are becoming increasingly stringent. Consequently, our compliance and remediation costs could increase materially.

Changes in the political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold could adversely affect our results of operations.

We manufacture products in Canada, the United States and South Korea and sell products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on our costs and the prices of, and demand for, our products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing our products, pricing and sales volume, directly affecting our results of operations. Such changes could also affect the availability or cost of insurance.

We may be required to record additional environmental liabilities.

We are subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill and lagoon operation and closure, forestry operations, endangered species habitat and health and safety. As an owner and operator of real estate and manufacturing and processing facilities, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from our current or former properties. We may incur liability under these laws without regard to whether we knew of, were responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from our property, or at properties where we arranged for the disposal of regulated materials. Claims may also arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties. As a result of the above, we may be required to record additional environmental liabilities. For a more detailed description of environmental matters, see Note 15 to our unaudited interim consolidated financial statements and Note 22 to our consolidated financial statements contained elsewhere in this offering memorandum.

We are subject to physical and financial risks associated with climate change.

Our operations are subject to climate variations, which impact the productivity of forests, the distribution and abundance of species and the spread of disease or insect epidemics, which may adversely or positively affect timber production. Over the past several years, changing weather patterns and climatic conditions have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, wildfires, snow and ice storms, which could also affect our woodlands or cause variations in the cost for raw materials such as fiber. Changes in precipitation resulting in droughts could adversely affect our hydroelectric facilities’ production, increasing our energy costs, while increased precipitation may generally have positive effects.

To the extent climate change impacts raw material availability or our electricity production, it may also impact our costs and revenues. Furthermore, should financial markets view climate change as a financial risk, our ability to access capital markets or to receive acceptable terms and conditions could be affected.

We may be required to record additional long-lived asset impairment charges.

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, we evaluate the carrying value of the asset group in relation to our expected undiscounted future cash flows. If the carrying value of the asset group is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset group’s carrying value over its fair value.

It is possible that we could record additional non-cash long-lived asset impairment charges in future periods when there is a triggering event. If we are required to record such impairment charges, such charges would be recorded as operating expenses and would directly and negatively impact our reported operating income (loss) and net income (loss), which could have a negative impact on the trading prices of our equity and debt securities.

We have net liabilities with respect to our pension plans and the actual cost of our pension plan obligations could exceed current provisions.

As of December 31, 2009, our defined benefit pension plans were under-funded by an aggregate of approximately Cdn $424 million on a financial accounting basis. Our future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trust for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and demographic experience (e.g., mortality and retirement rates) and any changes in government laws and regulations. Any adverse change to any of these factors may require us to increase our cash contributions to our pension plans and those additional contributions could have a material adverse effect on our cash flows and results of operations. These cash payments could become significant and potentially impact our cash flow, financial flexibility and access to capital.

We obtained an order from the Canadian Court on May 8, 2009 specifying that the payment of special contributions for past service to Canadian pension plans maintained by Abitibi and Bowater could be temporarily suspended. Abitibi and Bowater continue to make their respective Canadian pension plan contributions for current service costs.

The determination of projected benefit obligations and the recognition of expenses related to our pension plan obligations are dependent on assumptions used in calculating these amounts. These assumptions include, among other things, expected rates of return on plan assets, which are developed using our historical experience applied to our target allocation of investments in conjunction with market-related data for each individual country in which such plans exist. All assumptions are reviewed periodically with third-party actuarial consultants and adjusted as necessary. Any deterioration in the global securities markets could impact the value of the assets included in our defined benefit pension plans, which could materially impact future minimum cash contributions.

Abitibi and Bowater sponsor several registered pension plans for their employees and retirees in Canada. These plans include 15 defined benefit plans registered in Québec or Ontario, which have a material aggregate solvency deficit for which funding relief has been sought. Employees will cease to accrue credited service in these defined benefit plans effective December 31, 2010, and will be enrolled in target benefit pension plans (unionized employees) or defined contribution pension plans (non-unionized employees) from January 1, 2011.

It is a condition precedent to the implementation of the CCAA Plan that funding relief regulations be adopted in form and substance satisfactory to the CCAA Debtors: i) pursuant to the Supplemental Pension Plans Act (Québec); and (ii) pursuant to the Pension Benefits Act (Ontario) for the benefit of the Company and its subsidiaries with respect to the funding of their respective defined benefit pension plans registered in each such province.

We have reached an agreement with the Quebec provincial government pursuant to which we made a number of undertakings on behalf of AbiBow Canada as a condition precedent to the government adopting the necessary funding relief regulations. See “Summary – Recent developments.”

Consistent with our previously disclosed agreement in principle with the Quebec pension authorities, the funding relief regulations are expected to provide, among other things, that AbiBow Canada’s aggregate annual contribution in respect of the solvency deficits in its material Canadian registered pension plans for each year from 2011 through 2020 will be limited to the following: (i) a Cdn$50 million basic contribution; (ii) beginning in 2013, if the plans’ aggregate solvency ratio falls below a specified target for a year, an additional contribution equal to 15% of free cash flow up to Cdn$15 million per year; and (iii) beginning in 2016, if the amount payable for benefits in a year exceeds a specified threshold and the plans’ aggregate solvency ratio is more than 2% below the target for that year, a supplementary contribution equal to such excess (such supplementary contribution being capped at Cdn$25 million on the first occurrence only of such an excess). Should a plan move into surplus during the 2011-2020 period, it will cease to be subject to this funding relief. After 2020, the funding rules in place at the time will apply to any remaining deficit.

The province of Quebec’s enactment of the funding relief regulations described above is conditional upon the province of Ontario taking equivalent measures for the Company pension plans under its jurisdiction. We are now moving forward with similar discussions with the province of Ontario’s pension and finance authorities. There can be no assurance that those discussions will be successful.

We are of the view that our ability to obtain the commercial exit financing we require will also depend on the satisfaction of this condition precedent without which our viability remains uncertain.

Implementation of the funding relief is subject to reaching agreement on the detailed parameters thereof and to adoption by the Québec and Ontario governments of the requisite funding relief regulations. We expect that we will be required to send detailed information packages on the proposed funding relief to plan beneficiaries and unions.

If funding relief regulations are adopted in form and substance satisfactory to us, we may lose the benefit of such regulations if we fail to satisfy the conditions of any such regulations or related agreement with Canadian authorities, which could have a material adverse effect on our profitability, liquidity, results of operations and financial condition.

We may not be compensated for the expropriation of certain assets by the Government of Newfoundland and Labrador.

On December 16, 2008, following our December 4, 2008 announcement of the permanent closure of our Grand Falls newsprint mill, the province of Newfoundland and Labrador passed legislation under Bill 75 to expropriate, among other things, all of our timber rights, water rights, leases and hydroelectric assets in the province of Newfoundland and Labrador, whether partially or wholly owned through our subsidiaries and affiliated entities. The province also announced that it did not plan to compensate us for the loss of the water and timber rights, but indicated that it may compensate us for certain of our hydroelectric assets. However, it made no commitment to ensure that such compensation would represent the fair market value of such assets.

On February 25, 2010, we filed a Notice of Arbitration against the Government of Canada under NAFTA, asserting that the expropriation was arbitrary, discriminatory and illegal. Our claim sought direct compensation for damages of approximately Cdn$500 million, plus additional costs and relief. We negotiated with the Canadian Government in an effort to come to a settlement and avoid protracted NAFTA proceedings and on August 24, 2010, we announced a formal settlement agreement. Under the agreement, the Government of Canada would pay our new Canadian operating subsidiary Cdn$130 million (approximately US$125 million) following our emergence from the Creditor Protection Proceedings. The settlement agreement is subject to the approval of its terms by each of the Courts, as well as the Courts’ approval of the Plan of Reorganization. A hearing on the terms of the agreement is scheduled for September 15, 2010. There can be no assurance that the Courts will approve the terms of the agreement or that they will approve the Plans of Reorganization.

We could be compelled to remediate certain sites we formerly owned and/or operated in the province of Newfoundland and Labrador.

On March 31, 2010, the Canadian Court dismissed a motion for declaratory judgment brought by the province of Newfoundland and Labrador, awarding costs in favor of us, and thus confirmed our position that the five orders the province issued under Section 99 of its Environmental Protection Act on November 12, 2009 are subject to the stay of proceedings pursuant to the CCAA Proceedings. The province of Newfoundland and Labrador’s orders could have required us to proceed immediately with the environmental remediation of various sites we formerly owned or operated, some of which the province expropriated in December 2008 with Bill 75. If the province requests an extension to the applicable Canadian Court-imposed deadline by which its claim had to be filed in order to receive any distribution in the CCAA Proceedings, a request we can contest, and if the Canadian Court grants the request, the province’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. The province sought leave to appeal the Canadian Court’s judgment to the Quebec Court of Appeal, which was denied on May 18, 2010. The province filed notice of application for leave to appeal the Quebec Court of Appeal’s judgment to the Supreme Court of Canada on

August 16, 2010. The matter is now pending with the Supreme Court. Any additional environmental remediation payments required to be made by us could have a material, adverse effect on our profitability, liquidity and financial condition. For a more detailed description of environmental matters, see Note 15 to our unaudited interim consolidated financial statements and Note 22 to our consolidated financial statements contained elsewhere in this offering memorandum.

The continued decline in the global economy may significantly inhibit our ability to sell assets.

Non-core asset sales have been and may continue to be a source of additional liquidity and debt repayment. We periodically review timberlands and other assets and sell such assets as a source of additional liquidity. However, as a result of the current global economy and credit conditions, it may be difficult for potential purchasers to obtain the financing necessary to buy such assets. As a result, we may be forced to sell the assets for significantly lower amounts than planned or may not be able to sell them at all.

We could lose any or all of our equity interest in ANC.

On June 15, 2009, we filed a motion with the U.S. Court to reject an amended and restated call agreement (the “Call Agreement”) in respect of Augusta Newsprint Inc., an indirect subsidiary of The Woodbridge Company Limited (“Woodbridge”) and our partner in ANC. ANC is the partnership that owns and operates the Augusta newsprint mill. The Call Agreement obligated Abitibi Consolidated Sales Corporation, an indirect, wholly-owned subsidiary of AbitibiBowater (“ACSC”), to either buy out ANC at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions. The U.S. Court granted our motion on October 27, 2009 and approved the rejection of the Call Agreement. Our counterparties to the Call Agreement filed a Notice of Appeal on November 3, 2009. If the U.S. Court’s judgment is not upheld and a forced sale is consummated, there can be no assurance that we would be able to recover any or all of our 52.5% equity interest in ANC, which as of December 31, 2009, had a book value of approximately $100 million.

Also, on March 9, 2010, Woodbridge filed a motion in the U.S. Court to force ACSC to reject the partnership agreement governing ANC (the “Augusta Partnership Motion”). If ACSC were forced to reject the partnership agreement, the future of the Augusta mill would be uncertain. We filed an objection to the Augusta Partnership Motion on April 9, 2010. The Augusta Partnership Motion is pending before the U.S. Court. The loss of the Augusta newsprint mill or the joint venture interests or an adverse determination with respect to this dispute could have a material, adverse effect on our financial condition and results of operation.

We could experience disruptions in operations or increased labor costs due to labor disputes.

As of June 30, 2010, we employed approximately 11,200 people, of whom approximately 8,100 were represented by bargaining units. Our unionized employees are represented predominantly by the Communications, Energy and Paper workers Union (the “CEP”) in Canada and predominantly by the United Steelworkers International in the U.S.

A significant number of our collective bargaining agreements with respect to our paper operations in Eastern Canada expired at the end of April 2009. At the beginning of March 2010, we reached an agreement in principle with the CEP and the Confederation des syndicats nationaux (the “CSN”), subject to the resolution of ongoing discussions with the governments of Quebec and Ontario regarding funding relief in respect of the material solvency deficits in pension plans sponsored by Abitibi and Bowater. In April, May and June 2010, we entered into new collective bargaining agreements with many of our unionized employees. We are still negotiating the renewal of collective bargaining agreements with other unions.

The employees at the Mokpo facility have complied with all conditions necessary to strike, but the possibility of a strike or lockout of those employees is not clear; we served the six-month notice necessary to terminate the collective bargaining agreement related to the Mokpo facility on June 19, 2009.

We may not be able to reach satisfactory agreements with all of our employees, which could result in strikes or work stoppages by affected employees. Renewals could also result in higher wage or benefit costs. We could therefore experience a disruption of our operations or higher ongoing labor costs, which could affect our business, financial condition or results of operations.

The occurrence of natural or man-made disasters could disrupt our supply chain and the delivery of our products, and adversely affect our financial condition and results of operation.

The success of our businesses is largely contingent on the availability of direct access to raw materials and our ability to ship products on a timely basis. As a result, any event that disrupts or limits transportation or delivery services would materially and adversely affect our business. In addition, our operating results are dependent on the continued operation of our various production facilities and the ability to complete construction and maintenance projects on schedule. Material operating interruptions at our facilities, including interruptions caused by the events described below, may materially reduce the productivity and profitability of a particular manufacturing facility, or our business as a whole, during and after the period of such operational difficulties.

Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in our business and the transportation of raw materials, products and wastes. These potential hazards include:

•	explosions;
•	fires;
•	severe weather and natural disasters;
•	mechanical failure;
•	unscheduled downtimes;
•	supplier disruptions;
•	labor shortages or other labor difficulties;
•	transportation interruptions;
•	remediation complications;
•	discharges or releases of toxic or hazardous substances or gases;
•	other environmental risks; and
•	terrorist acts.

Some of these hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations, the shutdown of affected facilities and the imposition of civil or criminal penalties. Furthermore, except for claims that are addressed by the Plan of Reorganization, we also will continue to be subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers’ compensation and other matters.

We maintain property, business interruption, product, general liability, casualty and other types of insurance, including pollution and legal liability, that we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards incident to our business, including losses resulting from natural disasters, war risks or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and, in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, we might not be able to finance the amount of the uninsured liability on terms acceptable to us or at all, and might be obligated to divert a significant portion of our cash flow from normal business operations.

Shared control or lack of control of joint ventures may delay decisions or actions regarding the joint ventures.

A portion of our operations currently are, and may in the future be, conducted through joint ventures, where control may be exercised by or shared with unaffiliated third parties. We cannot control the actions of our joint venture partners, including any nonperformance, default or bankruptcy of joint venture partners. The joint ventures that we do not control may also lack adequate internal controls systems.

In the event that any of our joint venture partners do not observe their joint venture obligations, it is possible that the affected joint venture would not be able to operate in accordance with our business plans or that we would be required to increase our level of commitment in order to give effect to such plans. As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial position and results of operations.

Trends in alternative media continue to impact the operations of our newsprint customers. See “—Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful” above. If a customer is forced into bankruptcy as a result of these trends, any receivables related to that customer prior to the date of filing of such customer may not be realized. In addition, such a customer may choose to reject its contracts with us, which could result in a larger claim arising prior to the date of filing of such customer that also may not be realized.

The impact of cancellation of indebtedness and changes in other tax attributes may significantly diminish the availability and value of our tax attributes and could significantly increase the amount of taxes we would otherwise pay in the future.

As a result of the Creditor Protection Proceedings, the Company will recognize significant cancellation of indebtedness income (“COD”) for U.S. federal income tax purposes. When COD is recognized for U.S. federal income tax purposes pursuant to a plan of reorganization, it is not required to be included in taxable income for U.S. federal income tax purposes, but certain tax attributes (e.g., including net operating losses, income tax credits and tax basis in certain assets), that would otherwise be available to offset any future taxable income, are required to be reduced or eliminated by the amount of such COD. Similarly, gain on the settlement of debt pursuant to the CCAA Proceedings will reduce tax attributes under Canadian tax laws. In addition, under U.S. federal income tax law, to the extent tax attributes survive, these attributes may be significantly limited as to their future use pursuant to Sections 382 and 383 of the Internal Revenue Code of 1986, as amended. The attribute reduction and Section 382 and 383 limits described above could significantly diminish the availability and value of our tax attributes and could significantly increase the amount of taxes we would otherwise pay in the future.

Risks related to the Creditor Protection Proceedings

Our Creditor Protection Proceedings raise substantial doubt about our ability to continue as a going concern.

Because of the risks and uncertainties associated with our Creditor Protection Proceedings, we cannot predict the ultimate outcome of the reorganization process, or predict or quantify the potential impact on our business, financial condition or results of operations. Consequently, there is substantial doubt about our ability to continue as a going concern and our audited and unaudited interim consolidated financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Creditor Protection Proceedings and our debtor in possession financing arrangements, which are discussed under “Management’s discussion and analysis of financial conditions and results of operations—Liquidity and capital resources,” have provided us with a period of time to stabilize our operations and financial condition and develop our Plans of Reorganization. Management believes that these actions make the going concern basis of presentation appropriate. However, given the uncertainty involved in these proceedings, the realization of assets and discharge of liabilities are each subject to significant uncertainty. Further, our ability to continue as a going concern is dependent on market conditions and our ability to obtain the approval of the Plans of Reorganization from affected creditors and the Courts, successfully implement the Plans of Reorganization, improve profitability, obtain exit financing to replace our debtor in possession financing arrangements and renew or extend our current debtor in possession financing arrangements if the need to do so should arise. However, it is not possible to predict whether the actions taken in our restructuring will result in improvements to our financial condition sufficient to allow us to continue as a going concern. If the going concern basis is not appropriate, adjustments will be necessary to the carrying amounts and/or classification of our assets and liabilities.

Because our financial statements will reflect Fresh Start Accounting adjustments upon our emergence from the Creditor Protection Proceedings, information reflecting our results of operations and financial condition will not be comparable to prior periods and may vary significantly from the Fresh Start Accounting adjustments used to calculate the pro forma financial data that is included in this offering memorandum.

Upon our emergence from the Creditor Protection Proceedings, we will apply Fresh Start Accounting. As a result, book value of our long-lived assets and the related depreciation and amortization schedules, among other things, will change. Following our emergence from the Creditor Protection Proceedings, you will not be able to compare certain information reflecting our results of operations and financial condition to those for historical periods prior to emergence from Creditor Protection Proceedings.

Under Fresh Start Accounting, our calculated enterprise value will be allocated to our assets based on their respective fair values. Any portion not attributed to specific tangible or identified intangible assets will be an indefinite-lived intangible asset referred to as “reorganization value in excess of value” and reported as goodwill.

We have obtained preliminary valuations of our tangible and intangible assets at our estimated Emergence Date, and our reorganization value has been allocated to specific assets in accordance with such preliminary valuations, as reflected in “Unaudited pro forma consolidated financial information.” However, updates to such preliminary valuations will be completed as of the date we emerge from the Creditor Protection Proceedings and, to the extent such updates reflect a valuation different than estimated, we anticipate that there may be adjustments in the carrying values of certain assets as a result. To the extent actual valuations and allocations may differ from those used in calculating the unaudited pro forma consolidated financial information, these differences will be reflected on our balance sheet upon emergence pursuant to Fresh Start Accounting rules and may also affect the amount of depreciation and amortization expense we recognize on our statements of earnings post-emergence.

We may not achieve the financial performance projected under the Plans of Reorganization.

The financial projections we prepared in connection with our seeking confirmation of the Plans of Reorganization are the projections of future performance of our operations on a consolidated basis through fiscal year 2014, after giving effect to the Plans of Reorganization and do not purport to represent what our actual financial position will be upon emergence from the Creditor Protection Proceedings or represent what the fair value of our assets and liabilities will be at the effective date. We prepared the projected financial information to demonstrate to the Courts the feasibility of the Plans of Reorganization and our ability to continue operations upon our emergence from the Creditor Protection Proceedings. These projections are not included in this offering memorandum and have not been incorporated by reference into this offering memorandum and should not be relied upon in connection with the offering or sale of the notes. Furthermore, our independent accountants have not examined, compiled or performed any procedures with respect to such projections and have assumed no responsibility for such projections. These projections were prepared solely for the purpose of the Creditor Protection Proceedings and not for the purpose of an offering of the notes and have not been, and will not be, updated on an ongoing basis. At the time they were prepared, the projections reflected numerous assumptions. In addition, asset impairments, asset disposition and restructuring activities (including mill and paper machine closures and idlings) could also impact our financial projections. These financial projections were based on numerous estimates of values and assumptions including the timing, confirmation and consummation of the Plans of Reorganization in accordance with their terms, the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, many of which are beyond our control and some or all of which may not materialize. These estimates and assumptions were based on management’s judgment based on facts available and determinations made at the time the financial projections were prepared, and may turn out to have been incorrect over time, which could have a material effect on our ability to meet the financial projections. It is also not possible to predict with certainty that the actions taken in connection with the Creditor Protection Proceedings based on the estimates and assumptions will result in an improved financial and operating condition that ensures the long-term viability of the Company. In addition, achievement of the financial performance under the Plans of Reorganization will be dependent upon our ability to achieve substantial cost savings.

While management expects to be able to achieve these cost savings, there can be no assurance that such cost savings can be realized within the anticipated timeframes or at all.

In addition, unanticipated events and circumstances occurring after the date the Plans of Reorganization were filed may affect the actual financial results of our operations. We do not intend to update the financial projections after the date of finalization; thus, the financial projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the financial projections.

Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks and assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections. As a result, you should not rely upon the projections in deciding whether to invest in the notes.

Certain liabilities will not be fully extinguished as a result of the confirmation of the Plans of Reorganization by the Courts.

While a significant amount of our existing liabilities will be discharged upon emergence from the Creditor Protection Proceedings, a number of obligations may remain in effect following the effective date of the Plans of Reorganization. Various agreements and liabilities are expected to remain in place, such as certain employee benefit and pension obligations, potential environmental liabilities related to sites in operation or formerly owned or operated by the Company and other contracts that, even if modified during the Creditor Protection Proceedings, may still subject us to substantial obligations and liabilities. Other claims, such as those alleging toxic tort or product liability, or environmental liability related to formerly owned or operated sites, may not be extinguished.

Other circumstances in which claims and other obligations that arose prior to Creditor Protection Proceedings may not have been discharged include instances where a claimant had inadequate notice of the Creditor Protection Proceedings or a valid argument as to when its claim arose as a matter of law or otherwise.

We cannot be certain that the Creditor Protection Proceedings will not adversely affect our operations going forward.

Although we will emerge from the Creditor Protection Proceedings upon consummation of the Plans of Reorganization, we cannot assure you that having been subject to the Creditor Protection Proceedings protection will not adversely affect our operations going forward, including our ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers. The failure to obtain such favorable terms and retain customers could adversely affect our financial performance.

Occurrence of the effective date of the Plans of Reorganization is subject to a number of significant conditions.

Although we believe that the effective date of the Plans of Reorganization will occur on or about October 14, 2010, there can be no assurance as to such timing or that all conditions precedent will be satisfied. The occurrence of the effective date is subject to certain conditions precedent as described in the Plans of Reorganization, including, among others, those relating to the exit financing facilities and the backstop commitment agreement we entered into in contemplation of the issuance of the Convertible Notes on the Emergence Date, the receipt or filing of all applicable approvals or applications with applicable government entities, certain agreements with unions having been executed and ratified and regulations for funding relief in respect of certain of the Company’s pension plans in Ontario and Québec shall have been adopted to our satisfaction. It is also possible that a party objecting to the confirmation of the Plans of

Reorganization may seek and obtain a stay of the confirmation order pending its appeal. Failure to meet any of these conditions could result in the Plans of Reorganization not being consummated or the approval orders being vacated.

It is possible that the Plans of Reorganization that are confirmed and effected may be materially different from the Plans of Reorganization that we have presently proposed and that funds will nonetheless be released from escrow to fund our emergence from bankruptcy.

It is possible that Plans of Reorganization that materially differ from our proposed Plans of Reorganization may be approved and that the other escrow release conditions to fund our emergence will be satisfied. All the pro forma and financial information that reflects our emergence from bankruptcy is based upon the proposed Plans of Reorganization. Based on the status of the Creditor Protection Proceedings, we believe that there will not be any material changes to the Plans of Reorganization from the perspective of investors in the notes and that the Plans of Reorganization or substantially similar Plans of Reorganization will be timely approved and consummated. However, investors are subject to the risk that this will not be the case. In the event the escrow release conditions cannot timely be satisfied, we may seek a waiver of the conditions or the requirements to effect a special mandatory redemption from holders of not less than 75% of the aggregate principal amount of the notes under the indenture governing the notes. Non-consenting noteholders would be bound by that waiver and would not be permitted to the special mandatory redemption.

Risks related to the notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing our new ABL Credit Facility and the indentures governing the notes and the Convertible Notes will restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of certain indebtedness” and “Description of notes.”

In addition, we conduct our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness,

including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Although the indenture governing the notes and the agreements governing certain of our other existing indebtedness will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of notes could declare all outstanding principal and interest to be due and payable, the lenders under the new ABL Credit Facility could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes offered hereby and the credit agreement which will govern our new ABL Credit Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our ABL Credit Facility provides commitments of up to $600 million in the aggregate, none of which is expected to be drawn as of the Emergence Date (excluding approximately $52 million of letters of credit that will be issued). All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See the sections titled “Description of notes” and “Description of certain indebtedness.”

The terms of our new ABL Credit Facility and the indenture governing the notes, may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing the notes issued hereby and the credit agreement governing our new ABL Credit Facility will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur, assume or guarantee additional indebtedness;
•	issue redeemable stock and preferred stock;
•	pay dividends or make distributions or redeem or repurchase capital stock;
•	prepay, redeem or repurchase certain debt;
•	make loans and investments;
•	incur liens;
•	restrict dividends, loans or asset transfers from our subsidiaries;
•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
•	consolidate or merge with or into, or sell substantially all of our assets to, another person;
•	enter into transactions with affiliates; and
•	enter into new lines of business.

In addition, the restrictive covenants in the credit agreement governing our ABL Credit Facility will require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet them.

A breach of the covenants under the indenture that will govern the notes offered hereby or under the credit agreement governing the ABL Credit Facility could result in an event of default under the applicable indebtedness. Such default may allow the holders to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our ABL Credit Facility would permit the lenders under our ABL Credit Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Credit Facility, those lenders could proceed against the ABL Priority Collateral granted to them to secure that indebtedness. In the event our lenders or holders of notes accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

A portion of the Collateral securing the notes is subject to control by creditors with first priority liens.

The notes will be secured, in part, on a second priority basis by the ABL Priority Collateral. Our obligations under our ABL Credit Facility are secured, in part, by a first priority lien on those same assets. The liens securing the notes with respect to the ABL Priority Collateral will be subordinated to the first priority liens on the ABL Priority Collateral securing our ABL Credit Facility. If there is a default and foreclosure sale of the ABL Priority Collateral, the proceeds from the sale may not be sufficient to satisfy our obligations under the notes. Any such proceeds would be distributed to our creditors under the ABL Credit Facility before any proceeds would be available for payment to holders of the notes. The holders of the notes will not receive any proceeds from the sale of ABL Priority Collateral unless and until all obligations under the ABL Credit Facility are repaid in full.

Under the security documents, at any time the obligations that have the benefit of the first-priority liens are outstanding, any action that may be taken in respect of the ABL Priority Collateral, including the commencement and control of enforcement proceedings against the ABL Priority Collateral and any amendment to, release of Collateral from, or waiver of past defaults under the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens on the ABL Priority Collateral. See “Description of notes—Security.”

The Collateral securing the notes, including the ABL Priority Collateral, will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the holders of the obligations secured by first priority liens, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral securing the notes as well as the ability of the trustee to realize or foreclose on such Collateral.

The notes will be structurally subordinated to all indebtedness of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiaries. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

On a pro forma basis after giving effect to the Transactions, on June 30, 2010, our non-guarantor subsidiaries would have had approximately $4 billion in assets and $239 million of indebtedness (representing indebtedness of ACH, for which we are seeking a buyer (see “Summary—Recent developments”)) that would have been structurally senior to the notes. For the six months ended June 30, 2010, our non-guarantor subsidiaries had aggregate revenues of $955 million and EBITDA of $(239) million.

There may not be sufficient Collateral to pay all or any of the notes.

No appraisal of the value of the Collateral has been made in connection with this offering and the value of the Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the Collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due on the notes. To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first priority liens), encumber any of the Collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the Collateral.

Under the terms of the security documents, the proceeds of any collection, sale, disposition or other realization of ABL Priority Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to repay amounts due under our ABL Credit Facility before the holders of notes receive any proceeds from the disposition of such ABL Priority Collateral. As a result, the claims of holders of notes to such proceeds will rank behind the claims, including interest, of the lenders and the letter of credit issuers under our ABL Credit Facility. In addition, the terms of the indenture relating to the notes will permit the incurrence of additional debt that may be secured on a first-priority basis with the notes.

The fair market value of the Collateral securing the notes is subject to fluctuations based on factors that include, among others, the condition of the markets for the Collateral, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, in conjunction with our emergence from bankruptcy we will be required to adopt Fresh Start Accounting. As a result, we can make no assurance that our historical book values will approximate fair value or that such fair value will be sufficient to fully collateralize the notes offered hereby. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of this Collateral will be sufficient to pay our obligations under the notes.

We will in most cases have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents will allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the notes and the guarantees.

The Collateral securing the notes may be diluted under certain circumstances.

The Collateral that will secure the notes will also secure, on a second priority basis, our obligations under the ABL Credit Facility. This Collateral may also secure additional senior indebtedness, including additional notes, that we incur in the future, subject to restrictions on our ability to incur debt and liens under our ABL Credit Facility and the indenture governing the notes. Your rights to the Collateral would be diluted by any increase in the indebtedness secured by this Collateral.

Certain assets will be excluded from the Collateral.

Certain assets are excluded from the Collateral securing the notes as described in the section titled “Description of notes—Security” including all assets described as “Excluded Assets” in such section. If an event of default occurs and the notes are accelerated, the notes and guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entities with respect to such excluded assets.

Your rights in the Collateral may be adversely affected by the failure to perfect security interests in certain Collateral acquired in the future.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral may not be perfected with respect to the claims of the notes if the collateral agent does not take the actions necessary to perfect any of these liens. Also, applicable law requires that certain property and rights acquired after the grant of a general security interest only be perfected at the time such property and rights are acquired and identified. Although the indenture governing the notes will contain customary further assurance covenants, there can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest in favor of the notes against third-parties. Such failure may result in a loss of the security interest in the Collateral or the priority of the security interest in favor of the notes against third parties.

The value of the Collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a future bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of notes will only be entitled to post-petition interest under the Bankruptcy Code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim. Holders of notes that have a security interest in the Collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest or applicable fees, costs or charges under the Bankruptcy Code. No appraisal of the fair market value of the Collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the holders’ interest in the Collateral equals or exceeds the principal amount of the notes.

The imposition of certain permitted liens could materially adversely affect the value of the Collateral.

The Collateral securing the notes may also be subject to liens permitted under the terms of the indenture governing the notes, whether arising on or after the date the notes are issued. The existence of any permitted liens could materially and adversely affect the value of the Collateral that could be realized by the holders of the notes, as well as the ability of the collateral agent to realize or foreclose on such Collateral.

In the event the Escrow Conditions are not satisfied on or before December 31, 2010, the notes will be redeemed and subsequent purchasers of the notes may not recover their full investment in the notes.

The net proceeds from the sale of the notes will be placed in escrow and held as Collateral security for our obligations in respect of the notes pending satisfaction of the Escrow Conditions,

as discussed under “Description of notes—Escrow of proceeds; release conditions.” If the Escrow Conditions are not fulfilled on or prior to December 31, 2010, the notes will be redeemed at 101% of the issue price, plus accrued and unpaid interest to, but excluding, the redemption date. Therefore, if you purchase the notes subsequent to their initial issuance at a price greater than the special mandatory redemption price, you may lose a portion of your investment upon any such special mandatory redemption and you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable value. See “Description of the notes—Escrow of proceeds; release conditions.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the ABL Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our ABL Credit Facility will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our new ABL Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain. In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Repurchase at the option of holders—Change of control.”

In the event of a future bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the Collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim in an amount equal to the value of the

Collateral and an unsecured claim with respect to the remainder of the holders’ of the notes claim which would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

In the event of a future bankruptcy, the ability of the holders of notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

The ability of holders of notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of our future bankruptcy. Under applicable U.S. federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•

the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

Thus, upon the commencement of a bankruptcy case, secured creditors are prohibited from, among other things, repossessing their collateral from a debtor, or from disposing of such collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use, sell or lease collateral in the ordinary course of its business even though the debtor is in default under the applicable debt instruments. Upon request from a secured creditor, the bankruptcy court will prohibit or condition such use, sale or lease of collateral as is necessary to provide “adequate protection” of the secured creditor’s interest in the collateral. The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines any diminution in the value of the collateral occurs as a result of the debtor’s use, sale or lease of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether or when payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the trustee or collateral agent under the indenture for the notes could foreclose upon or sell the Collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value as a result of the use, sale or lease of their Collateral through the requirement of “adequate protection.” We also cannot predict when holders of the notes would realize any recovery with respect thereto in any bankruptcy, the amount (if any) of such recovery, and/or the form thereof. A creditor may seek relief from the stay from the bankruptcy court to take any of the acts described above that would otherwise be prohibited by the automatic stay. However, bankruptcy courts have broad discretionary powers in determining whether to grant a creditor relief from the stay.

In addition, because a significant portion of our operations are conducted by subsidiaries organized outside the United States, any future bankruptcy proceedings may involve other jurisdictions, such as Canada, and we cannot predict what impact any creditor protection proceedings in such jurisdictions will have on any U.S. bankruptcy proceedings and vice versa.

The Collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment, fixtures and other improvements may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period that may be needed to replace such items could cause significant delay in our ability to continue normal operations.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on Collateral consisting of real property because owners and operators of real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of regulated materials at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of notes.

Rights of holders of notes in the Collateral may be adversely affected by the failure to create or perfect security interests in certain Collateral on a timely basis, and a failure to create or perfect such security interests on a timely basis or at all may result in a default under the indenture and other agreements governing the notes.

We have agreed to secure the notes and the note guarantees by granting first priority liens, subject to permitted liens, on the Notes Priority Collateral and by granting a second-priority lien on the ABL Priority Collateral. See “Description of notes—Security.”

If we, or any subsidiary guarantor, were to become subject to a future bankruptcy proceeding, any liens recorded or perfected after the Emergence Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Emergence Date. Liens recorded or perfected after the Emergence Date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the indebtedness. Accordingly, if we or a subsidiary guarantor were to file for bankruptcy protection after the Emergence Date and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been perfected after the Emergence Date. To the extent that such challenge succeeded, you would lose the benefit of the security that the Collateral was intended to provide.

Additionally, a failure, for any reason that is not permitted or contemplated under the security documents relating to the Collateral that will secure the notes, to perfect the security interests in the properties and assets included in the Collateral securing the notes may result in a default under the indenture and other agreements governing the notes.

State law may limit the ability of the collateral agent, on behalf of the holders of the notes, to foreclose on real property and improvements included in the Collateral.

The notes and guarantees will be secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property Collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes and the guarantees. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The collateral agent, acting on the noteholders’ behalf, also may be limited in its ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the collateral agent and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could result in the dilution or preemption of the noteholders’ security interest in the Collateral and materially adversely affect the value of the noteholders’ security interest in such Collateral.

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and note guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, Collateral securing the notes will be released automatically, including:

•	in whole or in part, as applicable, with respect to Collateral which has been taken by eminent domain, condemnation or other similar circumstances;

•	in part, upon a sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture;

•	in part, with respect to Collateral held by a guarantor, upon the release of such guarantor from its note guarantee;

•	in part, in accordance with the applicable provisions of the indenture and security documents; or

•	in whole or in part with the consent of holders with 66 2/3% of the notes.

In addition, the note guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction permitted under the indenture.

The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under such indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim relative to the notes on the assets of such unrestricted subsidiary and its subsidiaries.

There are significant restrictions on your ability to transfer or resell your notes.

The notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws and, except in limited circumstances, we do not intend to file a registration statement with respect to the notes with the SEC. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the U.S. and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. See “Transfer restrictions.”

We have agreed to file, under limited circumstances, a resale registration statement with the SEC and to use our reasonable best efforts to cause such registration statement to become and remain effective with respect to the notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons.

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

The notes will be new issues of securities for which there is no established trading market. We expect the notes to be eligible for trading by “qualified institutional buyers,” as defined under Rule 144A, but we do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The Initial Purchasers of the notes have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In such case, the holders of notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, and particularly in recent months, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in such market and/or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The notes may be issued with OID.

If the stated principal amount of the notes exceeds their issue price by more than a de minimis amount, the notes will be issued with OID for United States federal income tax purposes. As a result, in addition to the stated interest on the notes, a holder subject to U.S. federal income taxation will be required to include such OID in gross income (as ordinary income) as it accrues, in advance of the receipt of cash attributable to such income and regardless of the holder’s regular method of accounting for United States federal income tax purposes. See “Certain United States federal income tax considerations.”

In the event of a future bankruptcy, holders may not have a claim with respect to original issue discount on the notes constituting “unmatured interest” under the Bankruptcy Code.

Under the Bankruptcy Code, the principal amount of each note in excess of its issue price is treated as unmatured interest. The claim of the holder of a note in a future bankruptcy proceeding in respect of the notes with respect to this original issue discount would be limited to the portion thereof that had accreted prior to the date of the commencement of the bankruptcy case. Holders of the notes would not be entitled to receive any additional portion of the original issue discount that accreted during the commencement of a future bankruptcy proceeding. Realization values may be substantially different from carrying values shown in our financial statements.

Federal and state fraudulent transfer laws may permit a court to void the notes, the note guarantees and/or the grant of Collateral and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of such notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof (or the grant of Collateral securing any such obligations) could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•	the issuance of the notes or the incurrence of the note guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that by virtue of the fact that the notes were issued by us (following the Assumption) for our direct benefit, and only indirectly for any guarantor’s benefit, that a guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee, to the extent such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Although each guarantee entered into by a subsidiary may contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

If a court were to find that the issuance of the notes, the incurrence of a note guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such note guarantee or void the grant of Collateral or subordinate the notes or such note guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of notes to repay any amounts received with respect to such note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes or the guarantees. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Furthermore, in the event that a future bankruptcy were to be commenced under the Bankruptcy Code, claims could be asserted, with respect to any payments we made within 90 days prior to the commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include payments on the notes or repayments of amounts due under the notes, might be deemed to constitute a preference under the Bankruptcy Code, and that such payments should be voided by the courts and recovered from the recipients for the benefit of the entire bankruptcy estate. See the risk factor titled “—Rights of holders of notes in the Collateral may be adversely affected by the failure to create or perfect security interests in certain Collateral on a timely basis, and a failure to create or perfect such security interests on a timely basis or at all may result in a default under the indenture and other agreements governing the notes.”